Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

The performance of Columbia Wanger Asset Management, LLC (the “Administrator”) in connection with this Administrative Services Agreement shall be determined by measuring the service quality performance levels (“Service Level Standards”) set forth herein. Such Service Level Standards may be amended by mutual agreement in writing of the Administrator and Columbia Acorn Trust (the “Trust”).

Data Collection and Performance Rating Calculation:

Beginning as of the quarter commencing July 1, 2010 and ending September 30, 2010, and for each quarter thereafter during the term of this Agreement, the Administrator will calculate its service quality performance in accordance with the procedures set forth herein, and deliver a written performance report (the “Performance Report”) to the Adviser and the CCO promptly following the close of the applicable quarter.

Each service function (“Function”) will be assigned a value of one (1) when the Administrator performs at or above its corresponding Service Level Standard for any particular month (each, a “Successful Event”) and a value of zero (0) when the Administrator fails to perform the service function at or above the corresponding Service Level Standard (each, a “Deficient Event”).

It is important to note that a Deficient Event is not required to be double counted if it affects more than one Function provided during the time period. For example, if the Administrator calculates the NAV at a level below the required standard during a particular month, it would be deemed a Deficient Event for the month. However, if such inaccurate NAVs were included in a communication to shareholders, the communication to shareholders will not be deemed a Deficient Event for these purposes.

The Administrator’s quarterly performance rating shall be calculated by dividing the aggregate number of Successful Events during the quarter by the total Functions performed during the quarter (collectively, the “Quarterly Performance Rating”). The Administrator’s performance rating should be calculated on a monthly basis, but only reported on a quarterly basis. The number of Functions performed in any given month will depend on a variety of factors. For example, tax reporting and regulatory reporting may occur on a less-than-monthly basis. A “Service Level Deficiency” will occur when the Quarterly Performance Rating falls below the minimum acceptable performance rating that the Administrator shall achieve during any quarter. The current minimum acceptable Quarterly Performance Rating is 98%.

EXAMPLE: During a given month, assume that 10 Functions are performed. Now assume that the NAV accuracy during the month was less than 99.9% and payment of a vendor invoice was paid after the contractual due date, but all other Functions performed during the month were Successful events. In this situation, the cumulative performance level for the month would be 80% (8/10).

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Now assume that, for the next two months, 10 Functions are performed each month and each one is a Successful Event. To calculate the Quarterly Performance Rating, the Administrator must divide the aggregate number of Successful Events during the quarter by the total number of Functions performed during the quarter. In this example, the Quarterly Performance Rating would be 93% (28/30).

Performance Standard Exceptions:

In determining the Administrator’s conformance with the Service Level Standards set forth herein, the Administrator shall be excused from its failure to achieve any Service Level Standard if such failure is caused by any of the following: (i) the Administrator does not receive, after proper and timely request, if applicable, proper and timely reporting from the Adviser, the custodian, transfer agent, pricing agent or other intermediary whose information is integral to the Administrator’s deliverables; (ii) the Administrator does not receive, after timely request, timely approvals and confirmations from the Trust and/or the Adviser, as required in connection with the Service Level Standards; or (iii) performance within the stated Service Level Standard is adversely affected by a change in the standards of a third party processing agent outside of the control of the Administrator or upon the occurrence of one or more circumstances or events of force majeure or equipment failure, as described in Article X of the Agreement.

An event shall not be considered a Deficient Event to the extent that the Administrator’s errors or delays are caused by any of the exceptions set forth above or other circumstances outside the reasonable control of the Administrator, including, without limitation, any changes or updates not previously requested by the Trust during month-end processing. Such events shall not be included in the total number of Deficient Events for purposes of calculating the Quarterly Performance Rating during any quarter but shall be considered as a Function.

Reporting:

The Administrator shall provide a Performance Report to the Adviser and the CCO that shall set forth the Administrator’s applicable Quarterly Performance Rating as well as a summary of the Administrator’s monthly performance of each of the Functions, including a description of any Deficient Events. The Administrator will prepare and distribute the Performance Report to the Adviser and the CCO promptly following the close of the applicable quarter and use best efforts to provide the Quarterly Performance Rating before the deadline specified by the CCO for inclusion of the Performance Report in the Board of Trustee meeting materials. The Adviser and the CCO will promptly review the Performance Report, including the Quarterly Performance Rating, and provide comments, if any, to the Administrator.

Notification and Corrective Action:

In the event of a Service Level Deficiency, the Board of Trustees of the Fund may provide written notification (a “Deficiency Notice”) to the Administrator requesting that the Administrator modify its procedures or takes such other corrective action as may be reasonably required to resolve the causes of such Service Level Deficiency. Upon receipt of a Deficiency Notice, the Administrator

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

shall have at least 30 days (or such other period as the parties may agree) (“Cure Period”) to implement corrective action with respect to such Service Level Deficiency. If such efforts are successful in correcting the Service Level Deficiency in the agreed upon period (“Cure”), the Trust shall have no other rights with respect to such Service Level Deficiency under this Service Level Agreement. In the event that the Administrator fails to Cure the Service Level Deficiency during the Cure Period, the Board of Trustees in its sole discretion may require that the Administrator issue a credit to the Trust on the Administrator’s next monthly invoice equal to $10,000 or the actual damages, whichever amount is greater, and for each month thereafter until the Cure has been effected.

NAV Calculation Credit:

In the event that the Administrator calculates a NAV that contains one or more errors in the calculation, which error(s) arise out of an action or omission of the Administrator and is greater than $0.01 per share as set forth in the NAV Error Correction Policy approved by the Board, the Administrator shall correct the error as provided in the NAV Error Correction Policy.

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Service	Standard	Responsible Party	Frequency	Dependencies/Comment

Net Asset Value (NAV) and Valuation

Provide accurate NAV Calculation	99.9% (on an annualized basis)	CMIA	Daily	Upstream Dependencies: • Pricing vendor feeds (timeliness) • Transfer Agent Activity Report (accuracy)

Provide timely NAV Calculation	99.6% by NASDAQ Deadline (on an annualized basis)	CMIA	Daily

Timely and Accurate NAV Dissemination	98% to Transfer Agent by 5:40 PM CST (on an annualized basis)	CMIA	Daily

Distributions (dividends, capital gains, returns of capital)

Calculate and arrange for board approval, notice and payment of dividend, income and capital gain distributions in order to comply with Subchapter M of the Internal Revenue Code	99.9% (on an annualized basis)	CMIA	In accordance with dividend calendar

Report/Record timely distributions on ex-date	100%	CMIA	As scheduled or as needed

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Service	Standard	Responsible Party	Frequency	Dependencies/Comment

Capital Stock and Cash Reports

Accurately record prior day’s capital stock activity as reported by the Transfer Agent on Fund accounting records	99.9% (on an annualized basis)	CMIA	Daily	Transfer Agent Activity Report (accuracy)

Timely record prior day’s capital stock activity as reported by the Transfer Agent prior to current day NAV computation	99.9% (on an annualized basis)	CMIA	Daily	Transfer Agent Activity Report (accuracy)

Timely report current day cash balance and shareholder activity, including net assets and next day capital stock activity	99.9% (on an annualized basis)	CMIA	Daily	Vendor

Accurately report current day cash balance and shareholder activity, including net assets and next day capital stock activity	99.9% (on an annualized basis)	CMIA	Daily	Vendor

Corporate Actions

Provide accurate and timely corporate action processing and accounting	99.9% (on an annualized basis)	CMIA	As needed	Discretionary Actions: As Directed by CWAM

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Service	Standard	Responsible Party	Frequency	Dependencies/Comment

Payment of Expenses

Timely payment of Fund contractual expenses	Process on or before payment date dictated by contract	CMIA	As needed

Timely payment of other Fund expenses	Payment within 30 days of receipt of invoice by CMIA	CMIA	As needed	CWAM approval of invoices for payment and delivery to CMIA for payment

Accurate payment of Fund expenses	99.9% (on an annualized basis)	CMIA	As needed

Board and Compliance Reports

Provide quarterly and monthly Board, and other periodic reporting	By deadline set forth in disseminated Board schedule	CMIA and CWAM	Quarterly (calendar) and monthly, and otherwise by deadlines set forth in disseminated schedule

Provide daily and monthly compliance reports	Promptly	CMIA and CWAM	Daily and monthly	Charles River

Escalate material compliance matters to Fund CCO	Promptly	CMIA and CWAM	As needed

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Service	Standard		Responsible Party	Frequency	Dependencies/Comment

	Shareholder Reports (Annual Reports and Semi-Annual Reports)

Begin delivering annual reports and semi-annual shareholder reports by statutory due date (60 days after fiscal period end)	100%	CWAM	CWAM	Semi-annually (by Fund)

	Tax Reporting

Timely filing of Fund tax returns	100%		CMIA	As required based on filing requirements

Complete and file accurate tax returns	100%		CMIA	As required based on filing requirements

Timely reporting of shareholder 1099 tax benefits to transfer agent	100% by deadline based on transfer agent production schedule to meet filing deadlines		CMIA	As necessary to support transfer agent shareholder reporting

	Tax Compliance

Determine and report to CWAM on Funds’ compliance with Subchapter M of the Internal Revenue Code	100%		CMIA	30 days after each Fund’s fiscal quarter end

	Securities and Exchange Commission Filings

Timely filing of 24f-2 (by statutory deadline)	100%		CMIA	Annually (by Fund)

Administrative Services Agreement

SCHEDULE B

As amended September 19, 2019

Service	Standard	Responsible Party	Frequency	Dependencies/Comment

Timely filing of post-effective amendments (by statutory deadline)	100%	CMIA	Annually or as needed (by Fund)

Timely filing of N-CSR (by statutory deadline)	100%	CMIA	Semi-Annually (by Fund)

Timely filing of N-CEN (by statutory deadline)	100%	CMIA	Semi-Annually (by Fund)

Timely filing of N-PORT (by statutory deadline)	100%	CMIA	Semi-Annually (by Fund)

	Sarbanes-Oxley

Timely delivery to PFO and PEO sub-certifications	100%	CMIA	Quarterly (by Fund, fiscal quarter)

Timely reporting on disclosure controls review	100%	CMIA	Quarterly or as required (by Fund, fiscal quarter)

	Performance

Timely and accurate calculation and dissemination of Funds’ total returns	99.9% (on an annualized basis)	CMIA and CWAM	Daily	Upstream dependencies • Correct Net Asset Value calculations